Exhibit (a)(76)

JOHN HANCOCK VARIABLE INSURANCE TRUST

Redesignation

of Series of Shares of Beneficial Interest

($0.01 par value per share)

The undersigned, being a majority of the Trustees of John Hancock Variable Insurance Trust (the "Trust"), acting pursuant to Section 4.1(a) of the Agreement and Declaration of Trust of the Trust dated September 29, 1988 (the "Declaration of Trust") hereby redesignate the Series of Shares set forth below, such Series to continue to have the relative rights and preferences described in Section 4.2 of the Declaration of Trust, provided that the Trustees, in their absolute discretion, may amend any previously established relative rights and preferences as they may deem necessary or desirable to enable the Trust to comply with the Investment Company Act of 1940 or other applicable law.

“Lifestyle Aggressive Trust” redesignated as “Lifestyle Aggressive MVP”

“Lifestyle Balanced Trust” redesignated as “Lifestyle Balanced MVP”

“Lifestyle Conservative Trust” redesignated as “Lifestyle Conservative MVP ”

“Lifestyle Growth Trust” redesignated as “Lifestyle Growth MVP”

“Lifestyle Moderate Trust” redesignated as “Lifestyle Moderate MVP ”

In witness whereof, the undersigned have executed this instrument in duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Trust this 30th day of April, 2014.

/s/ Charles L. Bardelis	/s/ Craig Bromley
Charles L. Bardelis	Craig Bromley

/s/ Peter S. Burgess	/s/ William H. Cunningham
Peter S. Burgess	William H. Cunningham

/s/ Grace K. Fey	/s/ Theron S. Hoffman
Grace K. Fey	Theron S. Hoffman

/s/ Deborah C. Jackson	/s/ Hassell H. McClellan
Deborah C. Jackson	Hassell H. McClellan

/s/ James M. Oates	/s/ Steven R. Pruchansky
James M. Oates	Steven R. Pruchansky

/s/ Gregory A. Russo	/s/ Warren A. Thomson
Gregory A. Russo	Warren A. Thomson

The Agreement and Declaration of Trust of the Trust, dated September 29, 1988, a copy of which together with all amendments thereto is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that this instrument was executed by the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of them or the shareholders of the Trust individually, but are binding only upon the assets belonging to the Trust, or the particular Series of Shares in question, as the case may be.